ITEM 16.1
                  LETTER REPORTING CHANGE IN CERTIFYING ACCOUNTANT
                      FROM BDO Seidman, LLP

                        [LETTERHEAD OF BDO Seidman, LLP)



April 10, 2000

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549




Dear Sir or Madam:

We have read paragraphs (i), (ii), (iii) and (iv) of Item 4 included in the Form 8-K/A dated April 20, 2000 of Photonics Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,


/s/ BDO Seidman, LLP

San Jose, California